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                               ADMINISTRATION AGREEMENT



                                                    As of ________________, 1998

ALPS Mutual Funds Services, Inc.
370 Seventeenth Street
Suite 3100
Denver, Colorado 80202

Dear Sirs:

          Stonebridge Funds Trust, a Delaware business trust (the "Trust"), on behalf of the Stonebridge Growth Fund and the Stonebridge Aggressive Growth Fund, each a series of the Trust (each a "Fund" and collectively, the "Funds"), herewith confirms its agreement with ALPS Mutual Funds Services, Inc. ("ALPS") as follows:

          The Funds desire to employ their capital by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in the Funds' Prospectus and Statement of Additional Information as from time to time in effect, copies of which have been or will be submitted to ALPS, and resolutions of the Trust's Board of Trustees. The Trust desires to employ ALPS as its administrator for the Funds.

1.   SERVICES AS ADMINISTRATOR

          Subject to the direction and control of the Board of Trustees of the Trust, ALPS will: (a) assist in maintaining office facilities (which may be in the offices of ALPS or a corporate affiliate but shall be in such location as the Trust and ALPS shall reasonably determine); (b) furnish clerical services and stationery and office supplies; (c) compile data for and prepare with respect to the Funds timely notices to the Securities and Exchange Commission required pursuant to Rule 24f-2 under the Investment Company Act of 1940 (the "1940 Act") and Semi-Annual Reports on Form N-SAR; (d) coordinate execution and filing by the Trust of all federal and state tax returns and required tax filings other than those required to be made by the Trust's custodian; (e) prepare compliance filings pursuant to state "Blue Sky" securities laws with the advice of the Trust's counsel; (f) assist to the extent requested by the Trust with the Trust's preparation of Annual and Semi-Annual Reports to the Funds' shareholders and Registration Statements for the Trust (on Form N-1A or any replacement therefor); (g) monitor the Funds' expense accruals and pay all expenses on proper authorization from the Trust; (h) monitor each Fund's status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended from time to time; (i) maintain the Trust's fidelity bond as required by the 1940 Act; (j) monitor compliance with the policies and limitations of the Funds as set forth in the Prospectus, Statement of Additional Information, and Declaration of Trust; (k) generally assist in the Funds' operations; (l) perform Transfer Agency services as set

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out in the "Transfer Agency Agreement" and 800-line servicing; and (m)  act as principal underwriter and distributor of the Funds' securities pursuant to a Distribution Agreement.

          In compliance with the requirements of Rule 31a-3 under the 1940 Act, ALPS hereby agrees that all records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust's request. ALPS further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

2.   FEES; DELEGATION; EXPENSES

          In consideration of services rendered pursuant to this Agreement, the Transfer Agency Agreement, and all other services described herein, each Fund will pay ALPS a fee, computed daily and payable monthly in arrears, at the annual rate of .10% of the average daily net assets of the Fund up to $250,000,000 and 0.075% of the average daily net assets of the Fund in excess of $250,000,000. At all times ALPS' fee for each Fund will be no less than $6,250 per month. Net asset value shall be computed in accordance with the Funds' Prospectus and Statement of Additional Information and resolutions of the Trust's Board of Trustees. The fee for any portion of a month shall be pro-rated according to the proportion which such portion bears to the full monthly period.

          This fee arrangement is based on the fact that: (a) any foreign holdings of the Funds are invested via American Depository Receipts ("ADRs") or other securities which trade on a U.S. exchange (should the Funds have investments in non-U.S. exchange traded securities the Funds will bear incremental pricing and custody costs associated with such international securities); (b) the Funds have a single class of shares (additional minimum fees would apply for each additional class); (c) shareholders receive quarterly statements; and (e) any NASD registration and insurance costs of any Stonebridge Capital Management, Incorporated employees who become licensed with ALPS pursuant to a separate arrangement shall be borne by Stonebridge Capital Management, Incorporated and not the Trust or ALPS.

          ALPS will from time to time employ or associate itself with such person or persons or organizations as ALPS may believe to be desirable in the performance of its duties. Such person or persons may be officers and employees who are employed by both ALPS and the Trust. The compensation of such person or persons or organizations shall be paid by ALPS and no obligation shall be incurred on behalf of the Trust in such respect.

          ALPS will bear all expenses in connection with the performance of its services under this Agreement and all related agreements, except as otherwise provided herein. ALPS will not bear any of the costs of Stonebridge Capital Management, Incorporated personnel. Other expenses incurred in the operation of the Funds shall be borne by the Funds, including costs of bookkeeping, pricing, and accounting services; transfer agency and custodial expenses; taxes; interest; Trustees' fees; brokerage fees and commissions; state "Blue Sky" qualification fees; advisory fees; insurance premiums; fidelity bond premiums; Trust and advisory related


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legal expenses; costs of maintenance of Trust existence; printing and delivery of materials in connection with meetings of the Trustees; and SEC registration fees.

3.   PROPRIETARY AND CONFIDENTIAL INFORMATION

          ALPS agrees on behalf of itself and its officers, directors, employees and agents, to treat confidentially and as proprietary information of the Trust all records and other information relative to the Funds and their shareholders and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where ALPS may be exposed to civil, regulatory or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

4.   LIMITATION OF LIABILITY

          ALPS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

5.   TERM

          This Agreement shall become effective as of the date set forth above and, unless sooner terminated as provided herein, shall continue with respect to each Fund until July 31, 2000 (the "Initial Term"). Thereafter, this Agreement shall continue automatically with respect to each Fund for successive annual periods ending December 31 of each year, PROVIDED such continuance is specifically approved at least annually by the Trust's Board of Trustees.
During the Initial Term, the performance of ALPS' obligations and duties as Administrator shall be specifically reviewed at least annually by the Trust's Board of Trustees. During the Initial Term, this Agreement may be terminated with respect to any Fund, without penalty, solely by agreement of the parties or for cause (as defined below) on not less than ninety days written notice by the Trust's Board of Trustees. After the Initial Term, this Agreement may be terminated with respect to any Fund with or without cause and without penalty, by the Board of Trustees, or by ALPS, on not less than ninety days written notice.

     Termination for "cause" for the Initial Term shall mean:

     (i) willful misfeasance, bad faith, gross negligence, or reckless disregard on the part of ALPS with respect to its obligations and duties hereunder;

     (ii) Regulatory, administrative, or judicial proceedings against ALPS which result in a determination that it has violated any rule, regulation, order, or law and which, in the reasonable judgment of the Trust's Board of Trustees, substantially impairs the performance of ALPS' obligations and duties hereunder;


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     (iii) financial difficulties on the part of ALPS which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time in effect, or any applicable law other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors; or

     (iv) failure by ALPS to keep in effect professional liability insurance naming ALPS as insured and providing coverage with respect to ALPS' activities on behalf of the Trust in the amount of at least $1,000,000.

6.   GOVERNING LAW

          This Agreement shall be governed by the laws of the State of Colorado to the extent federal law does not govern.

7.   OTHER PROVISIONS

          The Trust recognizes that from time to time directors, officers and employees of ALPS may serve as directors, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and funds may include ALPS as part of their name and that ALPS or its affiliates may enter into administration or other agreements with such other corporations and funds.

          ALPS acknowledges that the Declaration of Trust of the Trust provides that the obligations of the Trust under this Agreement are not binding on any officers, trustees or shareholders of the Trust individually, but are binding only upon the assets and properties of the various Funds. ALPS further acknowledges and agrees that the liabilities, obligations and expenses incurred hereunder with respect to a particular Fund shall be enforceable against the assets and property of such Fund only, and not against the assets or property of the other Fund or any other series of the Trust.

          If the Trust establishes one or more additional series with respect to which it wishes to retain ALPS to serve as administrator hereunder, it will notify ALPS in writing. If ALPS is willing to render such services under this Agreement, it will so notify the Trust in writing, whereupon such series will become a "Fund" as defined hereunder and will be subject to the provisions of this Agreement to the same extent as the Funds named above, except to the extent that such provisions are modified with respect to such new Fund in writing by the Trust and ALPS.

If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.


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Accepted:                                         Very Truly Yours,

ALPS MUTUAL FUNDS SERVICES, INC.             STONEBRIDGE FUNDS TRUST


By:                                          By:
   -----------------------------                -----------------------------
Name:                                        Name:
     ---------------------------                  ---------------------------
Title:                                       Title:
      --------------------------                   --------------------------


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